Filed Pursuant to Rule 433

Registration No. 333-249740

Supplementing the Preliminary Prospectus

Supplement dated December 6, 2021

(To Prospectus dated October 30, 2020)

Ecolab Inc.

$2,500,000,000

$500,000,000 0.900% Notes due 2023

$500,000,000 1.650% Notes due 2027

$650,000,000 2.125% Notes due 2032

$850,000,000 2.700% Notes due 2051

Pricing Term Sheet

December 6, 2021

Issuer:	Ecolab Inc.
Type of Offering:	SEC Registered (No. 333-249740)
Anticipated Ratings*:	A3 (Stable outlook) by Moody’s Investors Service, Inc. A- (Stable outlook) by S&P Global Ratings A- (Stable outlook) by Fitch Ratings, Inc.
Trade Date:	December 6, 2021
Settlement Date**:	December 15, 2021 (T+7)
Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC MUFG Securities Americas Inc.
Senior Co-Managers:	Mizuho Securities (USA) LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Manager:	Siebert Williams Shank & Co., LLC
Title:	0.900% Notes due 2023 (the “2023 Notes”) 1.650% Notes due 2027 (the “2027 Notes”) 2.125% Notes due 2032 (the “2032 Notes”) 2.700% Notes due 2051 (the “2051 Notes”)
Principal Amount:	$500,000,000 of 2023 Notes $500,000,000 of 2027 Notes $650,000,000 of 2032 Notes $850,000,000 of 2051 Notes
Maturity Date:	December 15, 2023 for the 2023 Notes February 1, 2027 for the 2027 Notes February 1, 2032 for the 2032 Notes December 15, 2051 for the 2051 Notes

Coupon:	0.900% for the 2023 Notes 1.650% for the 2027 Notes 2.125% for the 2032 Notes 2.700% for the 2051 Notes
Interest Payment Dates:

June 15 and December 15, beginning June 15, 2022 for the 2023 Notes

February 1 and August 1, beginning August 1, 2022 for the 2027 Notes (long first coupon)

February 1 and August 1, beginning August 1, 2022 for 2032 Notes (long first coupon)

June 15 and December 15, beginning June 15, 2022 for the 2051 Notes

Price to Public:	99.931% of principal amount for the 2023 Notes 99.970% of principal amount for the 2027 Notes 99.962% of principal amount for the 2032 Notes 99.755% of principal amount for the 2051 Notes
Benchmark Treasury:

UST 0.500% due November 30, 2023 for the 2023 Notes
UST 1.250% due November 30, 2026 for the 2027 Notes
UST 1.375% due November 15, 2031 for the 2032 Notes

UST 2.000% due August 15, 2051 for the 2051 Notes

Benchmark Treasury Price and Yield:	99-23+; 0.635% for the 2023 Notes 100-06 ¾; 1.206% for the 2027 Notes 99-16; 1.429% for the 2032 Notes 105-15+; 1.762% for the 2051 Notes
Spread to Benchmark Treasury:	+30 basis points for the 2023 Notes +45 basis points for the 2027 Notes +70 basis points for the 2032 Notes +95 basis points for the 2051 Notes
Yield to Maturity:	0.935% for the 2023 Notes 1.656% for the 2027 Notes 2.129% for the 2032 Notes 2.712% for the 2051 Notes
Make-Whole Call:	T+5 bps for the 2023 Notes T+7.5 bps for the 2027 Notes T+12.5 bps for the 2032 Notes T+15 bps for the 2051 Notes
Par Call:	On or after December 15, 2022 for the 2023 Notes On or after January 1, 2027 for the 2027 Notes On or after November 1, 2031 for the 2032 Notes On or after June 15, 2051 for the 2051 Notes
CUSIP/ISIN:	278865BK5 / US278865BK50 for the 2023 Notes 278865BL3 / US278865BL34 for the 2027 Notes 278865BM1 / US278865BM17 for the 2032 Notes 278865BN9 / US278865BN99 for the 2051 Notes

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made against payment therefor on or about December 15, 2021, which is seven business days following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade their notes on any date prior to two business days before delivery should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Barclays Capital Inc. toll-free at (888) 603-5847, BofA Securities, Inc. toll-free at (800) 294-1322 or Goldman Sachs & Co. LLC at (866) 471-2526.

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